VALUESTAR CORPORATION
                                                                    EXHIBIT 4.11

NOTE SERIES 98N
NOTE #98N-__

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SUBSCRIPTION AGREEMENT THEREFOR DATED MAY 12, 1998 BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF.


                          (ALL AMOUNTS IN U.S. DOLLARS)

                              VALUESTAR CORPORATION

                   6% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                                Due June 30, 2001


Note Date: May 12, 1998                                           US $_______.00
Alameda, California


         FOR VALUE RECEIVED, ValueStar Corporation, the undersigned Colorado corporation (together with all successors, the "Company"), hereby promises to pay to the order of


         Payee:            ________________________________________
                           or his, her or its successors or assigns
                           (collectively, "Noteholder") at

         Address:


or at such other address or addresses as Noteholder may subsequently designate in writing to the Company, the principal sum of ____________________ ($_________.00), due and payable in one installment on June 30, 2001 ("Maturity Date"), plus simple interest thereon at the rate of six percent (6.00%) per annum, in lawful monies of the United States of America. Interest shall accrue and be payable at the Maturity Date. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day. This Note is one of a duly authorized issue of Notes of the Company designated as its Series 98N 6% Convertible Subordinated Promissory Notes (herein called the "Notes"), limited in aggregate principal amount to $525,000.

         1. Any payment shall be deemed timely made if received by Noteholder within fifteen (15) calendar days of the due date. Payments received shall be imputed first to late or penalty charges, if any, then due, next to interest payments then due, and next to the remaining unpaid principal balance.

         An "Event of Default" occurs if (a) the Company does not make the payment of interest or principal of this Note when the same becomes due and payable and such default shall continue for a period of fifteen (15) calendar days, (b) the Company fails to comply with any of its other material agreements in this Note that do not otherwise have separate remedies or provisions and such failure continues for the period and after the notice specified below, (c) pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined), the Company: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or
(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and any order or decree remains unstayed and in effect for a period of sixty (60) days. As used herein, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A default above is not an Event of Default until the holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of such default and the Company does not cure it within sixty (60) days after receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default." If an Event of Default occurs and is continuing, the Noteholder hereof by notice to the Company (the "Default Notice"), may declare the principal of and accrued interest on this Note to be due and payable immediately; provided, however, that the holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company given within 30 days after the Company's receipt of the Default Notice, may rescind, void and annul such declaration and its consequences.

         2. The Company may not prepay principal or any accrued interest amount due under this Note in full or in part without the prior written agreement of Noteholder or the holders of at least 51% in aggregate principal amount of Notes where all such Notes are treated equally.

         3. "Senior Indebtedness" means the principal of and premium, if any, and interest on indebtedness of the Company or any subsidiary, whether outstanding on the date of issuance of this Note or thereafter created, incurred or assumed for money borrowed from (a) banks, insurance companies, financial institutions or other persons which regularly engage in the business of lending money, unless the instrument creating such indebtedness shall specifically designate such indebtedness as not being senior in right of payment to the Notes, or (b) such other persons as to which indebtedness the Board of Directors of the Company shall designate as senior in right of payment to the Notes.

         The Company agrees, and each Noteholder, by acceptance hereof likewise agrees, expressly for the benefit of the present and future holders of Senior Indebtedness, that, except as otherwise provided herein, upon (i) an event of default under any Senior Indebtedness, or (ii) any dissolution, winding up or liquidation of the Company, whether or not in bankruptcy, insolvency or receivership proceeding, the Company shall not pay, and the Noteholder shall not be entitled to receive, any amount in respect of the principal and interest of this Note unless and until the Senior Indebtedness shall have been paid or otherwise discharged. Upon (A) an event of default under any Senior Indebtedness, or (B) any dissolution, winding up or liquidation of the Company, any payment or distribution of assets of the Company, which the Noteholder would be entitled to receive but for the provisions hereof, shall be paid by the Custodian directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of any Senior Indebtedness. Subject to the payment in full of the Senior Indebtedness and until this Note is paid in full, the Noteholder shall be subrogated to the rights of the holders of the Senior Indebtedness (to the extent of payments or distributions previously made to the holders of Senior Indebtedness pursuant hereto) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness.

         In the event that any Event of Default shall occur and as a result this
Note is declared due and payable, and such declaration shall not have been rescinded or annulled, the Company shall not make any payment on account of the principal of or interest on this Note unless at least sixty (60) days shall have elapsed after said declaration and unless all principal of and interest on Senior Indebtedness due at the time of such payment (whether by acceleration of the maturity thereof or otherwise) shall first be paid in full.

         Nothing contained in this Note is intended to impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the Noteholder of this Note, the unconditional and absolute obligation of the Company to pay the principal of and interest on this Note or affect the relative rights of the holder of this Note and the other creditors of the Company, other than the holders of Senior Indebtedness. Nothing in this Note shall prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy.

         4.       Conversion, Mandatory Conversion and Registration

     (a) The outstanding principal amount of this Note (or increments thereof of at least $50,000 or the balance if less) and any accrued interest may, at any time and from time to time, be converted at the option of the Noteholder into fully paid, nonassessable shares of common stock ("Common Stock") of the Company, $.00025 par value per share (the "Conversion Shares"), at the Conversion Price per share as hereinafter defined, subject to restrictions and limitations set forth herein. The Conversion Price shall be $1.00 per share of Common Stock.

     (b) Conversion shall be effected by Noteholder's writing which unequivocally expresses Noteholder's intent to effect the conversion and states the amount of principal being converted (the Company shall compute the proportionate accrued interest being converted) and tender of such writing (in the form of Exhibit A or other similar form) and this original Note to the Company. Conversion shall be deemed to occur on the date such writing is presented to Company together with the original Note. Upon such conversion duly made, the Company shall execute a new Note of like tenor for the balance of the principal amount of this Note not converted to common stock, and deliver such new Note and Common Stock to Noteholder. The Company shall bear all expenses and charges of issuing and delivering the Conversion Shares. Not less than $50,000 of principal and interest owed under this Note may be converted at any one time; provided, that if the aggregate of principal and interest owed is less than that amount, then all amounts owed under the Note must be converted at the same time.

     (c) The conversion rate set forth in paragraph 4(a) will be subject to adjustment if the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, or in case of any reclassification of Common Stock. Noteholder shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of shares of common stock into which the principal balance of this Note at such time might have been converted immediately prior to occurrence of the event. In addition, the conversion rate set forth in paragraph 4(a) of this Note will be appropriately adjusted if the Common Stock is split or combined.

     (d) Upon conversion of this Note, the Company shall use its best efforts to issue and deliver to Noteholder a certificate or certificates for the number of Conversion Shares to which Noteholder shall be entitled within ten (10) business days after Noteholder has fulfilled all conditions required for conversion as set forth in this Note. The Company understands that a delay in the issuance of Conversion Shares could result in economic loss to Noteholder. As compensation to Noteholder for such loss, and not as a penalty, Company agrees to pay liquidated damages to Noteholder for late issuance of Conversion Shares in the amount of one quarter percent (0.25%) of the requested conversion amount per week, beginning on the twelfth (12th) business day from receipt by the Company of a duly executed notice of conversion of the Note, provided that the original Note to be converted has been delivered to the Company within such time period, all in accordance with this Note agreement and the requirements of the Company's transfer agent. Said liquidated damages shall accrue each week through the date the Conversion Shares are issued to the Noteholder, and shall be paid to the Noteholder upon the earlier to occur of (i) issuance of said Conversion Shares to Noteholder, or (ii) each monthly anniversary of the receipt by Company of such Noteholder's notice of conversion. Nothing herein shall waive the Company's obligations to deliver Conversion Shares or limit Noteholder's right to pursue actual damages for the Company's unexcused failure to issue and deliver Conversion Shares to Noteholder in accordance with the terms of this Note agreement. The damage provisions of this paragraph shall not apply to any delay caused by the Noteholder, his agents, successors, or assigns or resulting from circumstances reasonably beyond the Company's control or if in the Company's judgment the conversion would be contrary to law or violate its corporate charter.

     (e) The Company is entitled, at its option, at any time after the closing bid price of the Company's Common Stock has equaled or exceeded $2.00 per share (as may be adjusted consistent with the adjustments of the Conversion Price in paragraph 4(c)) for ten (10) consecutive trading days during which market sales occurred, upon written notice ("Notice of Mandatory Conversion") to the holder of this Note, to cause the automatic conversion of all of the principal outstanding and all interest accrued thereon under this Note through the date of the Notice of Mandatory Conversion into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect; provided, that in the event the Notice is issued prior to May 15, 1999, the Conversion Shares issuable must be duly registered under the Securities Act of 1933, as amended. The Company shall notify the Noteholder of Company's intent to force conversion by giving written notice to the Noteholder by facsimile or other electronic means, if possible, with original notice to follow by two (2) day courier. Conversion pursuant to this
         Section 4(d) shall be effective with respect to each noteholder on the fifth (5th) day (the "Mandatory Conversion Effective Date") following the confirmed receipt by the noteholder or any other person at the Noteholder's designated address of the original notice referred to in the preceding sentence. The Company may elect to force conversion of any individual Notes and not all Notes in its sole discretion.

            Upon the effective date of forced conversion, this Note shall be deemed void and no longer shall constitute an obligation of Company or evidence of an obligation, irrespective of when surrendered to Company. This provision requires the Company to convert all principal and interest owing under this Note outstanding at the time of forced conversion. The Noteholder shall in such event be required to surrender the original of this Note as promptly as possible to the Company, which shall mark the Note "canceled" upon receipt and retain permanent custody of it. Upon the Company's receipt of this Note, the Company shall deliver to the Noteholder the Conversion Shares called for by this provision. If the Conversion Shares are not registered, then the shares shall contain the appropriate restrictive legend.

     (f) As promptly as possible following the completion of the audited statements for the fiscal year ended June 30, 1998 and the filing of the Form 10-KSB (due September 30, 1998), the Company shall use its best efforts to file a registration statement to include all of the Conversion Shares. The Company's intention is to file with the SEC to register the Conversion Shares pursuant to Form S-3, Form SB-2 or other appropriate form and to use its best efforts to keep such registration statement effective for a minimum period of nine months when, if and after it becomes effective. The Conversion Shares registered under such Registration Statement shall be registered at the Company's sole cost and expense provided that the Noteholder enters into such agreements, including indemnification provisions as outlined below, as the Company may reasonably request. The Company will not be required to register any Conversion Shares issued prior to an effective registration. Other than provided in this paragraph and below, the Company shall have no obligation to amend such registration or file a further registration on the Conversion Shares.

     (g) In addition if, at any time until June 30, 2001, the Company proposes to prepare and file any registration statements covering its Common Stock (in either case, other than in connection with a merger or acquisition, pursuant to Form S-8 or any successor form, or pursuant to any other form or type of registration in which the Conversion Shares cannot be appropriately included) (collectively, the "Registration Statements"), it will give written notice as provided herein at least thirty (30) days prior to the filing of each such Registration Statement to the Noteholder of its intention to do so, unless the Conversion Shares have been previously registered and such registration is still effective. If the Noteholder notifies the Company within twenty (20) days after receipt of any such notice of its or their desire to include the Conversion Shares in such proposed registration statement, the Company shall afford the Noteholder the opportunity to have any such Conversion Shares registered under such Registration Statement at the

         Company's sole cost and expense provided that the Noteholder enters into such agreements, including indemnification provisions as outlined below as the Company or its underwriters may reasonably request.

            Notwithstanding the provisions hereof, the Company shall have the right at any time after it shall have given written notice pursuant hereto (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed Registration Statement provided in this subsection (g), or to withdraw the same after the filing but prior to the effective date thereof.

            Notwithstanding any other provision, if the underwriter managing such registration notifies the Noteholder in writing that market or economic conditions limit the amount of securities which may reasonably be expected to be sold, the Noteholders of such Conversion Shares will be allowed to register only those Conversion Shares permitted by such underwriter pro rata based on the number of Conversion Shares held by such Noteholders, respectively. No Conversion Shares excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

     (h) Each Noteholder of Conversion Shares to be sold pursuant to any Registration Statement under subsection (f) or (g) hereof (each, a "Distributing Holder") shall severally, and not jointly, indemnify and hold harmless the Company, its officers and directors, each underwriter and each person, if any, who controls the Company and such underwriter, against any loss, claim, damage, expense or liability, joint or several, as incurred, to which any of them may become subject under the Securities Act or any other statute or at common law, in so far as such loss, claim, damage, expense or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Distributing Holder specifically for use therein. Such Distributing Holder shall reimburse the Company, such underwriter and each such officer, director or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such liability, as incurred. Notwithstanding the foregoing, such indemnity with respect to such preliminary prospectus or such final prospectus shall not inure to the benefit of the Company, its officers or directors, or such underwriter (or such controlling person of the Company or the underwriter) if the person asserting any such loss, claim, damage, expense or liability purchased the securities that are the subject thereof and did not receive a copy of the final prospectus (or the final prospectus as then amended, revised or supplemented) at or prior to the time such furnishing is required by the Securities Act in any case where any such untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the final prospectus (or, if contained in the final prospectus, was subsequently corrected by amendment, revision or supplement).

     (i) In connection with any public registration of this Company's securities under subsection (g), the Holder (and any transferee of Holder) agrees, upon the request of the Company or the underwriter(s) managing such underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of this Warrant, any of the shares of Common Stock issuable upon exercise of this Warrant or any other securities of the Company heretofore or hereafter acquired by Holder (other than those included in the registration) without the prior written consent of the Company and such underwriter(s), as the case may be, for a period of time not to exceed one hundred eighty (180) days from the effective date of the registration. Upon request by the Company, Holder (and any transferee of Holder) agrees to enter into any further agreement in writing in a form reasonably satisfactory to the Company and such underwriter(s). The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of said 180-day period. Any shares issued upon exercise of this Warrant shall bear an appropriate legend referencing this lock-up provision.

         5. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new
Note in lieu hereof upon its surrender. Where the Noteholder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note of like tenor in place of the original Note if the Noteholder so requests by written notice to the Company together with an affidavit of the Noteholder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request. The Company in addition may require, at its sole discretion, indemnification and/or an indemnity bond in such amount and issued by such surety as the Company deems satisfactory.

         6. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this
Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Noteholder.

         7. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the Company at its principal office or, in the case of Holder, at Holder's address appearing above, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (a) when so personally delivered, or
(b) if mailed as aforesaid, five (5) days after the same shall have been posted, or (c) if sent by facsimile transmission, as soon as the sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (d) if delivered by commercial courier, upon receipt.

         8. The Company hereby waives present, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right or any other right.

         9. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state. Venue for all purposes hereunder shall be Alameda County, California.

         10. Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this
Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         11. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the approval of the Company and Noteholders representing a majority of the outstanding principal amount of all then outstanding Notes.

         12. Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or any underlying securities, the Noteholder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Noteholder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect, including Securities Act of 1933, as amended (the "Act")). Furthermore, no such transfer shall be made unless the transferee meets the same investor suitability standards set forth in the Subscription Agreement under which this Note was acquired. Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Noteholder that such Noteholder may sell or otherwise dispose of this Note or the underlying securities, as the case may be, all in accordance with the terms of the written notice delivered to the Company. If a determination has been made pursuant to this Section 13 that the opinion of counsel for the Noteholder is not reasonably satisfactory to the Company, the Company shall so notify the Noteholder promptly after such determination has been made.

Each Note or underlying securities thus transferred shall bear legends as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.


      IN WITNESS WHEREOF, the undersigned Company has executed this Note and has affixed hereto its corporate seal.

                                         VALUESTAR CORPORATION



                                         By /s/ JAMES A. BARNES
                                                 James A. Barnes, Treasurer
                                                 Authorized Officer